$250,000,000

Group 1 Automotive, Inc.

2.25% Convertible Senior Notes due July 15, 2036

Purchase Agreement

June 20, 2006

J.P. Morgan Securities Inc.
c/o J.P. Morgan Securities, Inc.
277 Park Avenue
9th Floor
New York, New York 10172

Ladies and Gentlemen:

Group 1 Automotive, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the initial purchasers listed on Schedule I hereto (the “Initial Purchasers”) for whom you are acting as representative, $250,000,000 principal amount of its 2.25% Convertible Senior Notes due 2036 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture dated as of June 26, 2006 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $37,500,000 principal amount of its 2.25% Convertible Senior Notes due 2036 (the “Additional Securities”, and together with the Firm Securities, the “Securities”) if and to the extent that the Initial Purchasers shall have determined to exercise the right to purchase such 2.25% Convertible Senior Notes due 2036 granted to the Initial Purchasers in Section 1 hereof. The Securities will be convertible into shares (the “Underlying Securities”) of common stock of the Company, par value $0.01 per share (the “Common Stock”).

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated there under, the “Securities Act”), only to “qualified institutional buyers” (as defined in the Securities Act) in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

Each Initial Purchaser and its direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement dated as of the Closing Date among the Company and the Initial Purchasers (the “Registration Rights Agreement”).

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (including the documents incorporated by reference therein, the “Preliminary Memorandum”) and will prepare a final offering memorandum (including the documents incorporated by reference therein, the “Final Memorandum” and, collectively the “Offering Memorandum”) for the information of the Initial Purchasers and for delivery to prospective purchasers of the Securities. The time when sales of Securities are first made or confirmed by the Initial Purchasers to qualified institutional buyers is referred to as the “Time of Sale,” and the Preliminary Memorandum, together with the other information referenced on Schedule II hereto, is referred to as the “Time of Sale Information.”

The Company hereby agrees with the Initial Purchasers as follows:

1. Agreements to Sell and Purchase. The Company agrees to issue and sell the Firm Securities to the several Initial Purchasers as hereinafter provided, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase severally and not jointly, from the Company the Firm Securities at a purchase price of 97.75% of the principal amount thereof (the “Purchase Price”), in the respective principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto plus accrued interest, if any, from June 26, 2006, to the date of payment and delivery.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Securities, and the Initial Purchasers shall have the right to purchase in whole, or from time to time in part, up to $37,500,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, from the Closing Date (as defined below) to the date of payment and delivery, solely to cover over-allotments, if any. If you on behalf of the Initial Purchasers exercise such option, you shall so notify the Company in writing not later than 13 days after the date of this Agreement, which notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased. Such date may be the same as the Closing Date but not earlier than the Closing Date nor later than ten business days after the date of such notice.

The Company acknowledges and agrees that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities and the Underlying Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, no Initial Purchaser is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchasers of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company.

2. Terms of the Offering. The Company understands that the Initial Purchasers intend (i) to offer privately pursuant to Rule 144A under the Securities Act their respective portions of the Securities as soon after this Agreement has become effective as in the judgment of the Initial Purchasers is advisable and (ii) initially to offer the Securities upon the terms set forth in the Final Memorandum.

The Company confirms that it has authorized the Initial Purchasers, subject to the restrictions set forth below, to distribute copies of the Offering Memorandum in connection with the offering of the Securities. Each Initial Purchaser hereby severally makes to the Company the following representations and agreements:

(i) it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act;

(ii) offers and sales of the Securities will be made only by it or its affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made; and

(iii) (A) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer to sell, the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act (“Regulation D”)) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (B) it has solicited and will solicit offers for the Securities only from, and has offered or sold and will offer, sell or deliver the Securities only to persons who it reasonably believes to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act that in purchasing the Securities are deemed to have represented and agreed as provided in the Offering Memorandum.

With respect to offers and sales of the Securities to “qualified institutional buyers” within the meaning of Rule 144A, as described in clause (iii)(B) above, each Initial Purchaser hereby represents and agrees with the Company that prior to or contemporaneously with the purchase of the Securities, the Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates to take responsible steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, or other person acquiring Securities from such Initial Purchaser or affiliate, as the case may be, that the Securities (A) are being sold to them in reliance on Rule 144A under the Securities Act, (B) have not been and, except as described in the Offering Memorandum, will not be registered under the Securities Act, and (C) may not be offered, sold or otherwise transferred except as described in the Offering Memorandum.

3. Payment for Securities. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the account of the several Initial Purchasers at 10:00 a.m., New York City time, on June 26, 2006 or at such other time on the same or such other date, not later than July 3, 2006, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the account of the several Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the notice described in Section 1 or at such other time on the same or on such other date, not later than July 11, 2006, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Option Closing Date.”

Certificates for the Firm Securities and Additional Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one (1) full business day prior to the Closing Date or the Option Closing Date, as the case may be. The certificates evidencing the Firm Securities and Additional Securities shall be delivered to you on the Closing Date or the Option Closing Date, as the case may be, for the account of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

4. Representations and Warranties. The Company represents and warrants to the Initial Purchasers that:

(a) the Preliminary Memorandum did not, as of its date, the Time of Sale Information, did not, as of the Time of Sale, and the Final Memorandum did not, as of its date, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein;

(b) the documents incorporated by reference in the Time of Sale Information and the Final Memorandum, when they were filed with the Securities and Exchange Commission (the “Commission”), conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations of the Commission thereunder (the “Exchange Act”), and none of such documents contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Final Memorandum, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act, and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(c) the financial statements, and the related notes thereto, of the Company included or incorporated by reference in the Time of Sale Information and the Final Memorandum present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with United States generally accepted accounting principles and practices applied on a consistent basis, except as described in the notes to such financial statements; and the supporting schedules incorporated by reference in the Time of Sale Information and the Final Memorandum present fairly the information required to be stated therein; and the other financial and statistical information and any other financial data set forth in the Time of Sale Information and the Final Memorandum present fairly, in all material respects, the information purported to be shown thereby at the respective dates or for the respective periods to which they apply and, to the extent that such information is set forth in or has been derived from the financial statements and accounting books and records of the Company, have been prepared on a basis consistent with such financial statements and the books and records of the Company;

(d) since the respective dates as of which information is given in the Time of Sale Information and the Final Memorandum, there has not been any material change in the capital stock or material increase in long-term debt of the Company and its subsidiaries taken as a whole (other than floor plan borrowings in the ordinary course of business), or any issuance of any options, warrants, convertible securities or rights to purchase capital stock of the Company (other than for the issuance of options of the Company under the Company’s stock option and other similar officer, director or employee benefit plans existing on or prior to the date of this Agreement), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), otherwise than as set forth or contemplated in the Time of Sale Information and the Final Memorandum; except as set forth or incorporated by reference or contemplated in the Time of Sale Information and the Final Memorandum, since January 1, 2006 the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and except as set forth, incorporated by reference or contemplated in the Time of Sale Information and the Final Memorandum, since the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006 neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) material to the Company and its subsidiaries, taken as a whole;

(e) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Time of Sale Information and the Final Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of the Company and its subsidiaries taken as a whole to own or lease their properties or conduct their businesses as described in the Time of Sale Information and the Final Memorandum;

(f) each of the Company’s subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, limited liability company or partnership, as the case may be, in good standing under the laws of its jurisdiction of incorporation or organization and has been duly qualified as a foreign corporation, limited liability company or partnership for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business, so as to require such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of the Company and its subsidiaries taken as a whole to own or lease their properties or conduct their businesses as described in the Time of Sale Information and the Final Memorandum; and all the outstanding shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities and claims, except as disclosed in the Time of Sale Information and Final Memorandum or where any failure of the capital stock of any subsidiary of the Company to be duly and validly authorized and issued, fully paid and non assessable, or owned directly or indirectly or free and clear of all liens, encumbrances, security interests, equities or claims would not have a Material Adverse Effect;

(g) this Agreement has been duly authorized, executed and delivered by the Company;

(h) the Company had, at the date indicated in the Time of Sale Information and the Final Memorandum, duly authorized capital stock as set forth in the Time of Sale Information and the Final Memorandum under the caption “Capitalization” and such authorized capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Time of Sale Information and the Final Memorandum; there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of Common Stock, any shares of capital stock of any subsidiary, or any such warrants, convertible securities or obligations, except as set forth in the Time of Sale Information and the Final Memorandum and except for options granted under, or contracts or commitments pursuant to, the Company’s previous or currently existing stock option and other similar officer, director or employee benefit plans; except for this Agreement and the Registration Rights Agreement or stock purchase plans, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the Company is a party, or by which it is bound, granting to any person the right to require either the Company to file a registration statement under the Securities Act with respect to any securities of the Company or requiring the Company to include such securities with the Securities registered pursuant to any registration statement;

(i) all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non assessable;

(j) the Securities have been duly authorized by the Company, and when duly executed, authenticated, issued and delivered as provided in the Indenture (assuming due authentication of the Securities by the Trustee) and paid for as provided herein will constitute valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, law relating to fraudulent conveyance, moratorium and laws of general applicability relating to or affecting creditors’ rights and general equity principles; and the Securities will conform, in all material respects, to the descriptions thereof in the Time of Sale Information and the Final Memorandum;

(k) the Indenture has been duly authorized by the Company, and when executed and delivered by the Company (assuming the authorization, execution and delivery by the Trustee), will be a valid and binding instrument of the Company, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, law relating to fraudulent conveyance, moratorium and laws of general applicability relating to or affecting creditors’ rights and general equity principles; and the Indenture will conform, in all material respects, to the description thereof in the Time of Sale Information and the Final Memorandum;

(l) upon issuance and delivery of the Securities in accordance with the Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into  shares of the Underlying Securities in accordance with the terms of the Securities; the Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(m) the Registration Rights Agreement has been duly authorized by the Company and when executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Initial Purchasers), shall constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, law relating to fraudulent conveyance, moratorium and laws of general applicability relating to or affecting creditors’ rights and general equity principles; and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto; and the Registration Rights Agreement conforms, in all material respects, to the description thereof in the Time of Sale Information and the Final Memorandum;

(n) except as disclosed in the Time of Sale Information and Final Memorandum, neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation, Bylaws or other organizational documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except where such default would not individually or in the aggregate have a Material Adverse Effect. The issue and sale of the Securities and the issuance by the Company of the Underlying Securities upon conversion of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture, the Registration Rights Agreement and this Agreement, and the consummation of the transactions herein and therein contemplated, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries under, any Dealer Agreement (hereinafter defined) or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate the provisions of the Restated Certificate of Incorporation or Bylaws of the Company, (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or (iv) the organizational documents of any of its subsidiaries, except, in the cases of clause (i), (iii) or (iv), for such conflicts, breaches, violations, or defaults as would not individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the Time of Sale Information and Final Memorandum no consent, approval, authorization, order, registration or qualification of or with either (x) any such court or governmental agency or body or (y) any automobile manufacturer is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Indenture, except for (A) the filing of a registration statement by the Company with the Commission pursuant to the Securities Act and (B) such as have been, or will have been prior to the Closing Date, obtained and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers and except for such consents the failure to obtain would not have a Material Adverse Effect;

(o) other than as set forth in the Time of Sale Information and the Final Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(p) neither the Company, nor any affiliate (as defined in Rule 501(b) of Regulation D) of the Company has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the offering contemplated by the Time of Sale Information and the Final Memorandum;

(q) none of the Company, any affiliate of the Company or any person acting on its or their behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(r) the Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act;

(s) no registration of the Securities or the Underlying Securities under the Securities Act, and no qualification of an indenture under the Trust Indenture Act of 1939, as amended (the “TIA”) with respect thereto, is required for the offer, sale and initial resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Final Memorandum;

(t) the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Information and the Final Memorandum, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(u) Ernst & Young LLP, who have certified the consolidated financial statements of the Company, are independent public accountants as required under the Securities Act;

(v) Arthur Andersen LLP, who have certified certain financial statements of the Company, were independent public accountants during all relevant periods of their engagement by the Company as required under the Securities Act;

(w) the Company and its subsidiaries have obtained all environmental permits, licenses and other authorizations required by Federal, state and local law in order to conduct their businesses as described in the Time of Sale Information and Final Memorandum, except where failure to do so would not have a Material Adverse Effect; except as described in the Time of Sale Information and Final Memorandum, the Company and its subsidiaries are conducting their businesses in compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect; and, except as described in the Time of Sale Information and Final Memorandum, neither the Company nor any of its subsidiaries is in violation of any Federal or state law or regulation relating to the storage, handling, disposal, release or transportation of hazardous or toxic materials, which violation would have a Material Adverse Effect;

(x) the Company and its subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders of and from all governmental and regulatory authorities that are necessary to own or lease and operate their properties and conduct their businesses as described in the Time of Sale Information and the Final Memorandum except for such licenses, franchises, permits, authorizations, approvals and orders, the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect;

(y) the Company and its subsidiaries have good and indefeasible title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Information and the Final Memorandum or would not have a Material Adverse Effect; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(z)(i) the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (ii) the Company maintains a system of “disclosure controls and procedures” (as such term is defined in Rule 13a-14(c) under the Exchange Act);

(aa) the Company and each of its subsidiaries is conducting its business in compliance with all applicable statutes, rules, regulations, standards, guides and orders administered or issued by any governmental or regulatory authority in the jurisdictions in which it is conducting business, except as described in the Time of Sale Information and Final Memorandum and except where the failure to be so in compliance would not, individually or in the aggregate, have a Material Adverse Effect; and

(bb) except as described in the Time of Sale Information and Final Memorandum, the Company or, if applicable, a subsidiary of the Company, has entered into a dealer agreement with each of the manufacturers listed on Schedule III hereto (collectively, the “Dealer Agreements”), each of which has been duly authorized, executed and delivered by the Company or the applicable subsidiary, is in full force and effect and constitutes the valid and binding agreement between the parties thereto, enforceable in accordance with its terms, subject to applicable Federal and state franchise laws except as would not have a Material Adverse Effect; except as would not have a Material Adverse Effect, the Company or the applicable subsidiaries are in compliance with all terms and conditions of the Dealer Agreements, and, to the best knowledge of the Company, there has not occurred any default under any of the Dealer Agreements or any event that with the giving of notice or the lapse of time would constitute a default thereunder.

5. Covenants of the Company. The Company covenants and agrees with each of the several Initial Purchasers as follows:

(a) the Company will deliver to the Initial Purchasers as many copies of the Preliminary Memorandum and the Final Memorandum (including all amendments and supplements thereto) as the Initial Purchasers may reasonably request;

(b) before distributing any amendment or supplement to the Time of Sale Information or the Final Memorandum, the Company will furnish to the Initial Purchasers a copy of the proposed amendment or supplement for review and not to distribute any such proposed amendment or supplement to which the Initial Purchasers reasonably object;

(c) if, at any time prior to the completion of the initial placement of the Securities by the Initial Purchasers, any event shall occur as a result of which it is necessary in the opinion of the Initial Purchasers to amend or supplement the Time of Sale Information or the Final Memorandum in order that the Time of Sale Information or the Final Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances when the Time of Sale Information or the Final Memorandum is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Time of Sale Information or the Final Memorandum to comply with law, the Company will forthwith prepare and furnish, at the expense of the Company, to the Initial Purchasers and to the dealers (whose names and addresses the Initial Purchasers will furnish to the Company) to which Securities may have been sold by the Initial Purchasers on behalf of the Initial Purchasers and to any other dealers upon request, such amendments or supplements to the Time of Sale Information or the Final Memorandum as may be necessary to correct such untrue statement or omission or so that the statements in the Time of Sale Information or the Final Memorandum as so amended or supplemented will comply with applicable law;

(d) the Company will endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request and to continue such qualification in effect so long as reasonably required for distribution of the Securities and to pay all fees and expenses (including fees and disbursements of counsel to the Initial Purchasers) reasonably incurred in connection with such qualification and in connection with the determination of the eligibility of the Securities for investment under the laws of such jurisdictions as the Initial Purchasers may designate; provided that the Company shall not be required to file a general consent to service of process in any jurisdiction or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified;

(e) without the prior written consent of J.P. Morgan Securities Inc., the Company will not, during the period ending 90 days after the date of the Final Memorandum (the “Lock-up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or (iii) file with the Commission a registration statement under the Securities Act relating to any additional shares of its Common Stock or securities convertible into, or exchangeable for, any shares of its Common Stock, or publicly disclose the intention to effect any transaction described in clause (i), (ii) or (iii), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided that the foregoing shall not apply to (A) the sale of the Securities under this Agreement or the issuance of the Underlying Securities, (B) any grant or issuance of any stock options, restricted stock or other awards, any issuance of shares of Common Stock of the Company upon the exercise of options granted under, and any vesting of or removal or lapse of restrictions on restricted stock or other awards under existing employee benefits plans or agreements, (C) any transfer of shares of Common Stock pursuant to the Company’s 401(k) plan, (D) the filing by the Company of any registration statement with the Commission on Form S-8 relating to the offering of securities pursuant to the terms of the existing employee benefit plans or agreements, (E) shares of Common Stock (or options, warrants or convertible securities in respect thereof) issued in connection with a bona fide merger or acquisition transaction, provided that the Common Stock (or options, warrants or convertible securities in respect thereof) so issued is subject to the terms of a duplicative form of the “lock-up agreement” set forth in Exhibit A attached hereto, (F) the conversion of a security outstanding on the date hereof, (G)  the convertible note hedge and warrant transactions executed by the Company concurrently with the pricing of the Securities and (H) filing of any registration statement in respect of the Securities and the Underlying Securities. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(f) the Company will use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Time of Sale Information and the Final Memorandum under the caption “Use of proceeds”;

(g) the Company will use its reasonable best efforts to have the Underlying Securities listed on the New York Stock Exchange;

(h) during the period from the Closing Date until two years after the Closing Date, or the Option Closing Date, if applicable, without the prior written consent of the Initial Purchasers, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities or Underlying Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

(i) whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limiting the generality of the foregoing, all fees, costs and expenses (i) incident to the preparation, issuance, execution, authentication and delivery of the Securities, including any expenses of the Trustee, (ii) incident to the preparation, printing and distribution of the Preliminary Memorandum, Time of Sale Information and the Final Memorandum (including in each case all exhibits, amendments and supplements thereto), (iii) incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Initial Purchasers may designate (including fees of counsel for the Initial Purchasers and their disbursements), (iv) in connection with the admission for trading of the Securities on any securities exchange or inter-dealer quotation system (as well as in connection with the admission of the Securities for trading in the Private Offerings, Resales and Trading through Automatic Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc. or any appropriate market system), (v) related to any filing with the National Association of Securities Dealers, Inc., (vi) in connection with the printing (including word processing and duplication costs) and delivery of this Agreement, the Indenture, the Preliminary and Supplemental Blue Sky Memoranda and any Legal Investment Survey and the furnishing to Initial Purchasers and dealers of copies of the Preliminary Memorandum and the Final Memorandum, including mailing and shipping, as herein provided, (vii) payable to rating agencies in connection with the rating of the Securities, (viii) in connection with the listing of the Underlying Securities on the New York Stock Exchange, and (ix) any expenses incurred by the Company in connection with a “road show” presentation to potential investors (it being understood that, except as expressly set forth in this Section 5(i) and elsewhere in this Agreement (including, but not limited to, Sections 7 and 10 hereof), the Company shall have no obligation to pay any costs and expenses of the Initial Purchasers); provided that notwithstanding the foregoing, the Initial Purchasers agree, subject to the completion of the purchase and sale of the Firm Securities hereunder, to reimburse the Company for up to 0.125% of the aggregate principal amount of Securities sold to the Initial Purchasers for the Company’s documented out-of-pocket expenses incurred in connection with the transactions contemplated hereby;

(j) while the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act, make available to the purchasers and any holder of Securities in connection with any sale thereof and any prospective purchaser of Securities and securities analysts, in each case upon request, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor thereto);

(k) the Company will not take any action prohibited by Regulation M under the Exchange Act, in connection with the distribution of the Securities contemplated hereby;

(l) none of the Company, any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any person acting on behalf of the Company or such affiliate will solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising within the meaning of Regulation D, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(m) none of the Company, any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any person acting on behalf of the Company or such affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which will be integrated with the sale of the Securities or the Underlying Securities in a manner which would require the registration under the Securities Act of the Securities or Underlying Securities, and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act with the offering contemplated hereby;

(n) prior to any registration of the Securities pursuant to the Registration Rights Agreement, or at such earlier time as may be so required, to qualify the Indenture under the TIA, and to enter into any necessary supplemental indentures in connection therewith;

(o) the Company will use its best efforts to cause the Securities to be eligible for trading on PORTAL; and

(p) the Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy all obligations to issue the Underlying Securities upon conversion of the Securities.

6. Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers hereunder to purchase the Firm Securities on the Closing Date are subject to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) the representations and warranties of the Company contained herein are true and correct on and as of the Closing Date as if made on and as of the Closing Date and the Company shall have complied with all agreements and all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(b) since the respective dates as of which information is given in the Time of Sale Information and the Final Memorandum (excluding any amendment or supplement thereto after the date hereof), there shall not have been (i) any material change in the capital stock or long-term debt (other than the changes in floor plan borrowings in the ordinary course of business) of the Company or any of the subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, its financial condition, management or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth in the Time of Sale Information and the Final Memorandum; or (ii) any suspension or material limitation of trading in the capital stock of the Company on the New York Stock Exchange, the effect of which in the judgment of the Initial Purchasers makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the Closing Date on the terms and in the manner contemplated in the Time of Sale Information and the Final Memorandum;

(c) the Initial Purchasers shall have received on and as of the Closing Date a certificate of an executive officer of the Company, with specific knowledge about the Company’s financial matters, satisfactory to the Initial Purchasers to the effect set forth in Section 6(a) and to the further effect that there has not occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Information and the Final Memorandum;

(d) Vinson & Elkins L.L.P., outside counsel for the Company, shall have furnished to the Initial Purchasers their written opinion, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers, to the effect that:

(i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Time of Sale Information and the Final Memorandum;

(ii) this Agreement has been duly authorized, executed and delivered by the Company;

(iii) the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties thereto, constitutes a valid and legally binding instrument of the Company, enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization, laws relating to fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (such opinion may state that counsel expresses no opinion as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation));

(iv) the Company’s authorized capital stock as set forth in the Time of Sale Information and the Final Memorandum;

(v) The Securities have been duly authorized, executed, issued and delivered by the Company and, assuming the due authentication of the Securities by the Trustee, constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, law relating to fraudulent conveyance, moratorium and laws of general applicability relating to or affecting creditors’ rights and general equity principles and except as set forth in the Final Memorandum;

(vi) the Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights under the Company’s Restated Certificate of Incorporation or Bylaws or under the Delaware General Corporation Law;

(vii) the Indenture has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties thereto, constitutes a valid and legally binding instrument of the Company, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, laws relating to fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(viii) no consent, approval, authorization, order, registration or qualification of or with any such Texas or federal court or governmental agency or body described in subparagraph (c) of paragraph (xiii) below is required for the issue and sale of the Securities, the issuance by the Company of the Underlying Securities upon conversion of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, the Indenture or the Registration Rights Agreement, except (A) the order of the Commission declaring the shelf registration statement required to be filed under the Registration Rights Agreement effective and (B) such as have been obtained and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers and except where failure to obtain such consent, approval, authorization, order, registration or qualification would not have a Material Adverse Effect (such counsel need express no opinion in this subparagraph (viii) as to compliance with the registration provisions of the Securities Act in relation to the Securities);

(ix) no registration of the Securities or the Underlying Securities under the Securities Act, and no qualification of an indenture under the TIA with respect thereto, is required for the offer, sale and initial resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Final Memorandum;

(x) the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Information and the Final Memorandum, will not be required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(xi) when the Securities are issued and delivered pursuant to this Agreement, none of the Securities will be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system;

(xii) the statements in the Time of Sale Information and the Final Memorandum under the captions “Description of notes,” “Description of capital stock”, “Registration rights,” and “Certain United States federal income tax considerations”, insofar as they constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present, in all material respects, the information called for with respect to such legal matters, documents or proceedings;

(xiii) the issue and sale of the Securities, the issuance by the Company of the Underlying Securities upon conversion of the Securities, and the compliance by the Company with all of the provisions of the Securities, Indenture, Registration Rights Agreement and this Agreement with respect to the Securities and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach or violation of any document or agreement filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2005, (b) result in any violation of the provisions of the Restated Certificate of Incorporation or Bylaws of the Company or (c) result in a violation of any Texas or federal statute or any order, rule or regulation known to such counsel of any Texas or federal court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties (except that such counsel need express no opinion with respect to compliance with the anti-fraud provisions of Federal or state securities laws or Blue Sky laws with respect to this paragraph), except in the case of clauses (a) and (c) for such breaches or violations that could not reasonably be expected to have a Material Adverse Effect or that could violate public policy relating thereto;

(xiv) each document incorporated by reference in the Time of Sale Information and the Final Memorandum (other than the financial statements, including the notes thereto, and financial statement schedules and other financial and accounting information included therein, as to which such counsel need express no opinion), when they became effective or were filed with the Commission, as the case may be, appear on their face to be appropriately responsive in all material respects to the requirements of the Exchange Act; and

(xv) no facts have come to such counsel’s attention that have led such counsel to believe that (except for the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon or any other financial or accounting data included in, or excluded from, the Time of Sale Information or the Final Memorandum as to which such counsel need express no belief) (x) the Time of Sale Information, as of the Time of Sale, contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (y) the Final Memorandum, as of its date or as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Corporate Counsel of the Company, shall have furnished to the Initial Purchasers his written opinion, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers, to the effect that:

(i) the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, other than where the failure to be so qualified or in good standing would not have a Material Adverse Effect;

(ii) the shares of Common Stock outstanding on the Closing Date have been duly authorized and are validly issued, fully paid and non-assessable;

(iii) each subsidiary of the Company that is organized in the state of Delaware or Texas has been duly incorporated or formed and is validly existing as a corporation, limited liability company, or limited partnership in good standing under the laws of the state of its incorporation or formation with power and authority (corporate and other) to own its properties and conduct its business in the Time of Sale Information and the Final Memorandum;

(iv) to such counsel’s knowledge, other than as set forth, incorporated by reference or contemplated in the Time of Sale Information and the Final Memorandum, there are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or its subsidiaries is or may be the subject which, if determined adversely to the Company or such subsidiaries, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(f) on the date of the issuance of the Final Memorandum and also on the Closing Date, Ernst & Young LLP shall have furnished to the Initial Purchasers letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you, containing statements and information of the type customarily included in accountants “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Memorandum;

(g) the Initial Purchasers shall have received on and as of the Closing Date an opinion of Davis Polk & Wardwell, counsel to the Initial Purchasers, in form and substance reasonably satisfactory to you.

(h) the “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the officers and directors of the Company identified on Exhibit A-1 relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(i) an application for the listing of the Underlying Securities shall have been submitted to the New York Stock Exchange.

(j) the Securities shall have been approved for trading on PORTAL, subject only to notice of issuance at or prior to the time of purchase.

(k) on or prior to the Closing Date the Company shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers or their counsel shall reasonably request.

The obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the Option Closing Date of such documents as you may reasonably request including with respect to the good standing of the Company, the due authorization, execution, authentication and issuance of the Additional Securities and other matters related to the execution, authentication and issuance of the Additional Securities.

7. Indemnity and Contribution. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including without limitation the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum (and any amendment or supplement thereto), the Time of Sale Information or the Final Memorandum (and any amendment or supplement thereto if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

Each Initial Purchaser agrees, severally and not jointly to indemnify and hold harmless the Company and its directors, its officers and each person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use in the Preliminary Memorandum, the Time of Sale Information and the Final Memorandum or any amendment or supplement thereto.

If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Initial Purchasers and such control persons of the Initial Purchasers shall be designated in writing by J.P. Morgan Securities Inc. and any such separate firm for the Company, its directors, its officers and such control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.

If the indemnification provided for in the first and second paragraphs of this Section 7 is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it were offered exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of the Securities set forth opposite their names in Schedule I hereto, and not joint.

The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers or directors or any other person controlling the Company and (iii) acceptance of and payment for any of the Securities.

8. Termination. Notwithstanding anything herein contained, this Agreement may be terminated in the absolute discretion of the Initial Purchasers, by notice given to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange or the National Association of Securities Dealers, Inc., (ii) trading of any securities of or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the judgment of the Initial Purchasers, is material and adverse and which, in the judgment of the Initial Purchasers, makes it impracticable to offer, sell or deliver the Securities on the terms and in the manner contemplated in the Time of Sale Information or the Final Memorandum or to enforce contracts for the sale of the Securities.

9. Effectiveness Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date any one or more of the Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I (in the column titled “Total”) bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers (in the column titled “Total”), or in such other proportions as the Initial Purchasers may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to Section 1 be increased pursuant to this Section 9 by an amount in excess of one-tenth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company. In any such case either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

10. Reimbursement. If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement or if for any reason the Company shall be unable to perform its obligations under this Agreement or any condition of the Initial Purchasers’ obligations cannot be fulfilled, the Company agrees to reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the reasonable fees and expenses of their counsel) incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder. For the avoidance of doubt, the Initial Purchasers shall not be entitled to reimbursement pursuant to the provisions of this Section 10 for any termination pursuant to Section 8 or 9 hereof.

11. Parties. This Agreement shall inure to the benefit of and be binding upon the Company, the Initial Purchasers, any controlling persons referred to herein and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

12. Notices. Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Initial Purchasers c/o J.P. Morgan Securities Inc., 277 Park Avenue, 9th Floor, New York, New York 10172 (telefax: (212) 622-8358); Attention: Syndicate Desk. Notices to the Company shall be given to it at Group 1 Automotive, Inc., Attention: Vice President, Legal Counsel and Corporate Secretary, 950 Echo Lane, Suite 100, Houston, Texas 77024 (fax: (713) 647-5858).

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return four counterparts hereof.

Very truly yours,

GROUP 1 AUTOMOTIVE, INC.
By:	/s/ John C. Rickel

Name: John C. Rickel

Title: Senior Vice President and Chief Financial Officer

The foregoing Purchase Agreement
is hereby confirmed and accepted
as of the date first above written.

J.P. MORGAN SECURITIES INC.

By: J.P. MORGAN SECURITIES, INC.

Acting on behalf of themselves

and as Representative

of the Initial Purchasers

By: /s/ Santosh Sreenivasan

Name: Title:	Santosh Sreenivasan Vice President

SCHEDULE I

Principal
Amount
Initial Purchaser	of Securities
J.P. Morgan Securities Inc.	$187,500,000
Banc of America Securities LLC	$18,750,000
Comerica Securities Inc.	$12,500,000
Morgan Stanley & Co. Incorporated	$12,500,000
Wachovia Capital Markets, LLC	$12,500,000
U.S. Bancorp Investments, Inc.	$6,250,000
Total	$250,000,000

SCHEDULE II

Time of Sale Information

Term Sheet dated as of June 20, 2006

Information Sheet dated as of June 20, 2006SCHEDULE III

Dealer Agreements

American Honda Motor Co., Inc.

American Isuzu Motors Inc.

BMW of North America, LLC

DaimlerChrysler Motors Corporation

Ford Motor Company

General Motors Corporation

Hyundai Motor America

Kia Motor America, Inc.

Mazda Motor America, Inc.

Mitsubishi Motor Sales of America, Inc.

Nissan Motor Corporation in U.S.A.

Subaru of America, Inc.

Toyota Motor Sales, U.S.A., Inc.

Volkswagen of America, Inc.

EXHIBIT A

[FORM OF LOCK-UP LETTER]

June 11, 2006

J.P. Morgan Securities Inc.
277 Park Avenue
9th Floor
New York, NY 10172

Dear Sirs and Mesdames:

The undersigned understands that J.P. Morgan Securities Inc. (“J.P. Morgan”) proposes to enter into a Purchase Agreement (“Purchase Agreement”) with Group 1 Automotive, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) by the several Initial Purchasers, including J.P. Morgan (the “Initial Purchasers”), of Convertible Senior Notes due 2036 (the “Securities”). The Securities will be convertible into shares of common stock of the Company, par value $0.01 per share (the “Common Stock”).

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 45 days after the date of the Final Memorandum relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Notwithstanding anything to the contrary in this Letter Agreement, the undersigned, together with the other persons signing this form of Letter Agreement, shall be permitted, with the prior written consent of the Chief Financial Officer or the Vice President, Legal Counsel of the Company (the “Authorized Officers”), during such restricted period to sell (or transfer economic rights in whole or in part to, or grant any right, warrant or option with respect to), in the aggregate, 400,000 shares of Common Stock (subject to adjustment for stock splits, dividends, combinations of shares or similar transactions and provided that any shares covered by or transferred pursuant to the immediately following paragraph shall not be counted towards such 400,000 share exception).

The restrictions set forth in the immediately preceding paragraph shall not apply to (a) bona fide gifts to charitable or nonprofit institutions, (b) transfers of Common Stock by bona fide gift, will or intestacy, including without limitation transfers by gift, will or intestacy to family members of the undersigned or to a settlement or trust, established under the laws of any country for the direct or indirect benefit of the undersigned or (c) transfers or sales of Common Stock pursuant to any contract, instruction or plan, including a contract, instruction or plan complying with Rule 10b5-1 of the Regulations of the Securities Exchange Act of 1934, as amended, that has been entered into by the undersigned prior to the date of this Letter Agreement, provided that in the event of any transfer pursuant to clauses (a) or (b), the transferee shall enter into a lock-up agreement substantially in the form of this Letter Agreement covering the remainder of the 45-day period referred to herein. Further, the restrictions set forth in the immediately preceding paragraph shall not apply to the receipt, exercise, cashless exercise (whether to cover exercise price or taxes), vesting or forfeiture of, or removal or lapse of restrictions on, any stock option, common stock issued upon exercise of a stock option, restricted stock or other award pursuant to any employee benefit plan or agreement on the date hereof. In addition, the undersigned agrees that, without the prior written consent of J.P. Morgan on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 45 days after the date of the Final Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Letter Agreement during the restricted period, it will give notice thereof to the Authorized Officers and will not consummate such transaction or take any such action unless it has received written confirmation from one of the Authorized Officers that such action is permitted under this Letter Agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, if (1) during the last 17 days of the 45-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 45-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 45-day period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned understands that the Company and the Initial Purchasers are relying upon this Letter Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Letter Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Very truly yours,

(Name)

(Address)

EXHIBIT A-1

PERSONS SUBJECT TO LOCK-UP

Directors:	John L. Adams Earl J. Hesterberg Robert E. Howard, II Luis E. Laitart Stephen D. Quinn Max P. Watson, Jr. Terry Strange

Officers:	Joseph C. Herman John C. Rickel Randy L. Callison